MATERIAL CONTRACTS
AMENDED CONSULTING AGREEMENT


THIS AMENDED CONSULTING AGREEMENT ("Amended Agreement") is entered into effective November 9, 2000 and amends the Consulting Agreement entered into on the 22nd day of August, 2000 by and between Full Moon Universe, Inc., a California corporation ("Full Moon" or the "Company"), and Albert M. Zlotnick ("Consultant"). For mutual consideration the receipt of which is hereby acknowledged, the parties agree as follows:

1. Scope of Work. Consultant shall provide the following services: to assist the Company in its efforts to finance its operations, in identifying and evaluating merger and acquisition opportunities, and other external financing activities (the "Services"). Consultant shall begin the Services on or about September 1, 2000 and shall devote such time as Consultant shall deem shall be reasonably necessary to provide the Services. Consultant shall also assist the Company in conceiving, identifying, developing and, if warranted, negotiating the acquisition of, additional business opportunities ("Additional Services"). Consultant's compensation for such Additional Services shall be negotiated separately from this Amended Agreement

2. Consulting Fees. The Company shall pay Consultant for Services rendered at the rate of $10,000 per month. The fee shall be payable monthly on the 15th day of each month commencing October 15, 2000. The Company shall also reimburse Consultant for all necessary and reasonable out-of-pocket expenses incurred by or on behalf of Consultant in connection with the Services performed hereunder upon its receipt of a signed itemized list of such expenses with appropriate back-up documentation. However, expenses totaling in excess of $2,000 in any instance shall be subject to prior approval by the Company.

3. Invoices/Payment. At the end of each month during the term of this Amended Agreement, Consultant shall furnish the Company with invoices itemizing in reasonable detail, the amount owed expenses. Full Moon agrees to pay Consultant within 15 days after receipt of each invoice.

4. Personnel. Consultant and/or employees or agents of Consultant shall perform the Services. Consultant shall require all employees and agents performing under this Amended Agreement to execute an agreement containing provisions substantially identical to those set forth in Paragraphs 5 and 6 hereof.

5. Proprietary Rights. Consultant agrees that any ideas, inventions, processes, software designs or programs, improvements, technical information, and other data and materials resulting from Services provided hereunder and relating to the business of Full Moon, its subsidiaries and affiliates (collectively, "Works") are works-made-for-hire and the Works (including all patent rights, copyrights, trade secrets and other intellectual property rights embodied therein) shall be the sole property of Full Moon. To the extent any Works or portions thereof cannot be considered works-made-for-hire, Consultant hereby assigns to Full Moon all right, title, and interest in and to such Works and understands and agrees that he shall hold no interest whatsoever therein. Consultant agrees to execute all assignments or other documents and do all things necessary to enable Full Moon to prosecute, perfect and enforce such right, title, and interest in all Works and to allow Full Moon to obtain patent, trademark, service mark and/or trade name registration, or copyright protection therefor.

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6.     Confidentiality.   As used in this Amended Agreement, the term
"Confidential Information" means any information relating to or concerning the business of Full Moon, including but not limited to customer lists, vendor lists and pricing, financial information concerning Full Moon and its vendors or customers, trade secrets, data, documentation, concepts, techniques, processes, know-how, marketing information, designs, customer information, distribution information, cost data, price lists, and pricing policies, which Consultant develops or comes to know through Consultant's relationship with the Company. "Confidential Information" also includes information which Full Moon obtains from another party and treats as proprietary or designates as Confidential Information, whether or not owned or developed by the Company. Consultant agrees that he will hold in confidence and not directly or indirectly reveal, report, publish, reproduce, disclose, or transfer any Confidential Information to any person or entity, and will not utilize any Confidential Information for any purpose.

7. Non-Competition Covenants and Warranties. During the term of this Amended Agreement, Consultant agrees that he will not provide any consulting services for or enter into any agreements or other arrangements, directly or indirectly, with any party engaged in a similar line of business or in direct competition with the Company. Consultant warrants that he is not bound by any agreement with any former employer or other party that would prevent him from fully performing hereunder. Consultant further warrants that neither Services performed hereunder nor materials produced hereunder will infringe or otherwise violate the legal rights of any party.

8. Term. This Amended Agreement shall be effective as of September 1, 2000 and shall terminate on August 31, 2003. Upon termination of this Amended Agreement, Consultant shall return to Full Moon all documentary information or materials received from the Company or generated by Consultant and/or his employees or agents during the term of this Amended Agreement in performance of the Services. In the event of Consultants death, illness, or disability during the term of this Amended Agreement the Company shall be obligated to continue to pay the Consultant, or his estate for the balance of the term of this Amended Agreement.

9. Independent Contractor. Consultant is an independent contractor. This Amended Agreement shall not create nor be deemed to create any other relationship between Full Moon and Consultant. Neither Consultant nor any of his employees or agents shall create any obligation, responsibility, express or implied, on behalf of or in the name of Full Moon in any way except as specifically authorized in this Amended Agreement. Consultant shall maintain his own workers' compensation coverage, and shall pay any and all tax due on amounts he receives hereunder, and Consultant shall not be entitled to participate in or receive benefits under any Company employee-benefit plans, including but not limited to any health, dental, life, or disability insurance plans or retirement plans.

10. Assignment. The rights of Consultant hereunder shall not be assigned or transferred without the Company's prior written consent. Any assignment without the Company's prior written consent shall be null and void.

11. Entire Agreement. This Amended Agreement sets forth the entire understanding between the parties and may not be amended except in writing signed by them. The provisions of Paragraphs 5 and 6 and the warranty provided in Paragraph 7 will survive the expiration or termination of this Amended Agreement.





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12.     Enforcement.  Consultant acknowledges that irreparable injury will result to the Company if Consultant breaches any of the covenants contained in this Amended Agreement. Therefore, Consultant expressly agrees that in the event of any such breach or threatened breach, the Company shall be entitled to an injunction to restrain further breach of that covenant by Consultant or any of Consultant's partners, agents, employers, employees, or any persons acting for or with Consultant, in addition to any other rights or remedies available to it, at law or in equity.

13. Governing Law. The laws of the state of California shall govern the rights and obligations of the parties.

14. Arbitration; Settlement of Disputes. Any and all disputes concerning this Amended Agreement or its breach (except those involving an alleged breach of the covenants set forth in Paragraphs 5, 6, or 7) shall be settled by binding arbitration as follows:

a. Single Arbitrator. Arbitration shall be by a single arbitrator in the county in which the Company maintains its headquarters, in accordance with the then current rules of the American Arbitration Association, and judgment upon the arbitrator's award may be entered in any court having jurisdiction. Costs of arbitration, including reasonable attorneys' fees incurred by the prevailing party (including any such costs incurred on appeal), shall be paid to the prevailing party by the party designated by the arbitrator or court.

b. Prevailing Party. Should one party either dismiss or abandon its claim or counterclaim before or during hearing thereon, the other party shall be deemed the "prevailing party" pursuant to this Amended Agreement. Should both parties receive judgment or award on their respective claims, the party in whose favor the larger judgment or award is rendered shall be deemed the "prevailing party" pursuant to this Amended Agreement.

     IN WITNESS WHEREOF, the parties have executed this Amended Agreement as of the date first written above.

CONSULTANT:                    FULL  MOON UNIVERSE, INC.

By: ------------------------   By:-------------------------
Albert M. Zlotnick             Charles Band, President